Exhibit 99.1

Ross Ayotte	Ken Rizvi
Corporate Marketing	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-5978	(602) 244-3437
ross.ayotte@onsemi.com	ken.rizvi@onsemi.com
ON Semiconductor Repurchases Common Stock from Company’s Largest Stockholder
PHOENIX, Ariz. — Dec. 27, 2006 — ON Semiconductor Corporation (Nasdaq: ONNN) today announced that, after evaluation and upon the recommendation of a special committee consisting of independent directors, it has entered into a Purchase Agreement with TPG Semiconductor Holdings LLC and TPG ON Holdings LLC, each a Delaware limited liability company (collectively “TPG”). The company agreed to repurchase $69,999,995.54 (9,749,303 shares) of its common stock from TPG, the company’s largest stockholder, for a purchase price of $7.18 per share (the “TPG Repurchase”).
The purchase price represents a 3 percent discount to the closing price of the company’s common stock on December 26, 2006, the date the transaction was agreed to, and represents a 4 percent discount to the average price paid by the company on December 11, 2006, to repurchase approximately 30.7 million of its shares in connection with a concurrent convertible note offering.
In its December 18, 2006 press release, the company had stated that it would begin 2007 with a fully diluted share count of approximately 305 million shares based on the current stock price and would also anticipate beginning 2007 with over $250 million of cash, cash equivalents and short term investments if no further share repurchases were made during the fourth quarter. Based on today’s announcement, the company now expects that it will begin 2007 with a fully diluted share count of approximately 295 million shares and will begin 2007 with over $200 million of cash, cash equivalents and short term investments.
“We are excited by our ability to negotiate directly with our largest shareholder and use cash on hand to repurchase approximately 3 percent of our common stock outstanding. We believe this transaction provides an example of how the company can work directly with TPG to reduce their ownership position in an orderly manner,” said Donald Colvin, ON Semiconductor executive vice president and CFO.
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ON Semiconductor Repurchases Common Stock from Its Largest Stockholder
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About ON Semiconductor
With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (Nasdaq: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the computer, cell phone, portable devices, automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.
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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.
This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the 2007 estimated share count, 2007 beginning cash, cash equivalents and short term investments and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in Item 1A Risk Factors of our Form 10-K for the year ended December 31, 2005 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.